As filed with the Securities and Exchange Commission on February 14, 2014

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PARAMETRIC SOUND CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	13771 Danielson Street, Suite L Poway, California 92064	27-276740
(State of Incorporation)	(Address of principal executive offices) (Zip Code)	(I.R.S. Employer Identification No.)

PARAMETRIC SOUND CORPORATION

2013 STOCK-BASED INCENTIVE COMPENSATION PLAN;

VTB HOLDINGS, INC. 2011 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

John T. Hanson

Chief Financial Officer

Parametric Sound Corporation

13771 Danielson Street, Suite L

Poway, California 92064

(Name and Address of Agent for Service)

(888) 477-2150

(Telephone Number, Including Area Code, of Agent for Service)

With a Copy to:

Henry Nassau, Esquire

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, Pennsylvania 19104

(215) 994-4000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (6)	Proposed Maximum Aggregate Offering Price (6)	Amount Of Registration Fee
Common Stock, par value $0.001 per share
Outstanding Award Shares (1)(3)	1,326,887	n/a	n/a	n/a
Remaining Shares (2)(3)	373,113	n/a	n/a	n/a
Assumed Options (4)	3,960,783	$14.35	$56,817,432	$7,318
Shares not previously registered (5)	2,250,000	$14.35	$32,276,250	$4,157
Total	7,910,783	n/a	n/a	$11,475

(1)	The Outstanding Award Shares are shares of common stock of Parametric Sound Corporation (the “Registrant”) that are subject to outstanding awards under the Registrant’s 2010 Stock Option Plan (the “2010 Plan”) and 2012 Stock Option Plan (the “2012 Plan,” and together with the 2010 Plan, the “Prior Plans”) as of February 11, 2014. On December 27, 2013, the Registrant’s stockholders approved the adoption of the 2013 Stock-Based Incentive Compensation Plan (the “Plan”), which replaced and superseded the Prior Plans. Pursuant to Section 5.3 of the Plan, the Outstanding Award Shares will become available for issuance under the Plan if such awards under the Prior Plans are forfeited or otherwise terminate. The Outstanding Award Shares include shares subject to options that were granted under the Prior Plans.
(2)	The Remaining Shares are shares of common stock of the Registrant that were previously registered by the Registrant and available for grant under the Prior Plans but were not subject to outstanding awards on February 11, 2014 and are now available for grant under the Plan pursuant to Section 5.1 of the Plan.
(3)	The Outstanding Award Shares and the Remaining Shares are referred to as the “Carried Forward Shares.” The Carried Forward Shares were previously registered under registration statements on Forms S-8 filed on January 24, 2011, May 24, 2012, and May 6, 2013 (File No. 333-171838, File No. 333-181653 and File No. 333-188390) and the Registrant paid the required fee. Pursuant to Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, the Registrant has carried forward the registration fee for the Carried Forward Shares.
(4)	Represents shares of the Registrant’s common stock issuable in connection with stock options granted under the VTB Holdings, Inc. 2011 Equity Incentive Plan that were assumed by the Registrant pursuant to an Agreement and Plan of Merger, dated as of August 5, 2013, by and among Parametric Sound Corporation, Paris Acquisition Corp. and VTB Holdings, Inc. and such assumption was ratified by the Registrant’s Board of Directors on January 30, 2014.
(5)	Represents 2,250,000 shares of the Registrant’s common stock not previously registered and available for issuance under the Plan.
(6)	The Proposed Maximum Offering Price Per Share and Proposed Maximum Aggregate Offering Price have been calculated solely for purposes of determining the registration fee for this offering under Rule 457(c) and (h) of the Securities Act of 1933 on the basis of the average of the high and low selling price per share of common stock of the Registrant on February 12, 2014, as reported by the NASDAQ Stock Market. Pursuant to Rule 416 of the Securities Act of 1933, this registration statement shall also cover any additional shares of the Registrant’s common stock which become issuable under the Plan pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933 (the “Securities Act”), is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act. The documents containing the information specified in Part I of Form S-8 will be sent or given to directors, officers, employees and consultants as specified by Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, as originally filed with the Commission by Parametric Sound Corporation (the “Registrant”) are hereby incorporated herein by reference:

(a) The Registrant’s annual report for the fiscal year ended September 30, 2013, on Form 10-K filed with the Commission on November 26, 2013.

(b) The Registrant’s quarterly report for the period ended December 31, 2013, on Form 10-Q filed with the Commission on February 10, 2014.

(c) The Registrant’s current reports on Form 8-K filed with the SEC on each of December 30, 2013, and January 16, 2014.

(d) The Registrant’s definitive proxy statement filed with the Commission on December 3, 2013.

(e) All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since September 30, 2013.

(f) The description of the Common Stock of the Registrant contained in the Registrant’s registration statement on Form 8-A 12B filed with the Commission on March 21, 2012, including any amendment or report filed for the purpose of updating such description.

(g) All reports and other documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration

Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s officers and directors are indemnified as to personal liability as provided by the Nevada Revised Statutes (the “NRS”), and the Registrant’s Articles of Incorporation and Bylaws. Section 78.7502 of the NRS provides that a corporation may limit personal liability of an officer or director to the corporation or its stockholders for a breach of fiduciary duty as an officer or director provided that such indemnification is limited to situations in which such director or officer acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the corporation.

The Registrant’s Articles of Incorporation and Bylaws state that the Registrant shall indemnify its directors and officers to the fullest extent not prohibited by the NRS. The Registrant’s Bylaws provide that, except under limited circumstances, the Registrant will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said mounts if it should be determined ultimately that such person is not entitled to be indemnified.

The Registrant maintains director and officer liability insurance on behalf of its directors and officers. In addition, the Registrant intends to enter into separate indemnification agreements with each of its directors and officers that require the Registrant, among other things, to indemnify such directors and officers against certain liabilities and reimburse certain expenses that may arise by reason of their status or service.

The Registrant shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the Registrant, (iii) such indemnification is provided by the Registrant, in its sole discretion, pursuant to the powers vested in the Registrant under the NRS, or (iv) such indemnification is required to be made under Section 42(d) of the Registrant’s Bylaws.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Poway, State of California, on this 14th day of February, 2014.

Parametric Sound Corporation

By:	/s/ John T. Hanson
John T. Hanson
Chief Financial Officer

POWER OF ATTORNEY

KNOW TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Juergen Stark and John T. Hanson, each and individually, his or her attorneys-in-fact, with full power of substitution and resubstitution, for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement and to file the same with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each such attorney-in-fact, or his agent or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title

/s/ Juergen Stark Juergen Stark	Chief Executive Officer and President (Principal Executive Officer); Director
/s/ John T. Hanson	Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer)
John T. Hanson

/s/ Laureen DeBuono	Director
Laureen DeBuono

/s/ Ronald Doornink	Director
Ronald Doornink

/s/ Kenneth A. Fox	Director
Kenneth A. Fox

/s/ William E. Keitel	Director
William E. Keitel

/s/ Kenneth F. Potashner	Director
Kenneth F. Potashner

/s/ Andrew Wolfe	Director
Andrew Wolfe

EXHIBIT INDEX

Exhibit Number	Description

3.1	Articles of Incorporation of Parametric Sound Corporation, dated June 2, 2010, as amended (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 10 filed with the Commission on June 24, 2010 (File No. 000-54020)).

3.1.1	Certificate of Amendment to Articles of Incorporation of Parametric Sound Corporation (Nevada), dated March 21, 2012 (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed with the Commission on March 26, 2012 (File No. 001-35465).

3.2	By-Laws As Amended of Parametric Sound Corporation (incorporated by reference to Exhibit 3.2.1 of the Registrant’s Form 10-Q filed with the Commission on August 8, 2013 (File No. 001-35465)).

4.1	Parametric Sound Corporation 2010 Stock Option Plan (incorporated by reference to Exhibit 10.5 of the Registrant’s Form 8-K filed with the Commission on October 1, 2010 (File No. 000-54020)).

4.2	Parametric Sound Corporation 2012 Stock Option Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed with the Commission on January 3, 2012 (File No. 000-54020)).

4.2.1	Amendment No. 1 to the Parametric Sound Corporation 2012 Stock Option Plan, dated August 17, 2012 (incorporated by reference to Exhibit 10.11.1 of the Registrant’s Form 10-K for the year ended September 30, 2012 (File No. 001-35465)).

4.2.2	Amendment No. 2 to the Parametric Sound Corporation 2012 Stock Option Plan, dated August 17, 2012 (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 10-Q for the quarter ended March 31, 2013 (File No. 001-35465)).

4.3	Parametric Sound Corporation 2013 Stock-Based Incentive Compensation Plan (attached as Annex E to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on December 3, 2013 (File No. 001-35465)).

4.4	VTB Holdings, Inc. 2011 Equity Incentive Plan.

5.1	Opinion of Snell & Wilmer L.L.P. (counsel to the Registrant) as to the legality of the securities being registered.

23.1	Consent of Squar, Milner, Peterson, Miranda & Williamson, LLP.

23.2	Consent of BDO USA, LLP.

23.3	Consent of Freed Maxick CPAs, P.C.

23.4	Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).